Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Praxis Precision Medicines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	527,511	$46.85	$24,713,890.35	0.00014760	$3,647.78
Total Offering Amounts							$3,647.78
Total Fee Offsets							$ —
Net Fee Due							$3,647.78

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities which may be offered or issued under the Praxis Precision Medicines, Inc. 2020 Stock Option and Incentive Plan (the “2020 Plan”) and the Praxis Precision Medicines, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) to prevent dilution resulting from any stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Consists of 439,593 shares of common stock that may become issuable under the 2020 Plan pursuant to its terms and 87,918 shares of common stock that may become issuable under the 2020 ESPP pursuant to its terms.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 29, 2024.